UNION COMMUNITY BANCORP P.O. Box 151, 221 E. Main Street Crawfordsville, Indiana 47933

For Immediate Release

Date:	January 25, 2005
Contact:	J. Lee Walden, Chief Financial Officer
(765) 362-2400

UNION COMMUNITY BANCORP RELEASES EARNINGS

(Crawfordsville)     – Union Community Bancorp (the “Company”) (NASDAQ Symbol “UCBC”), the holding company of Union Federal Savings and Loan Association (the “Association”), announced earnings for the three months and the year ended December 31, 2004. For the three months ended December 31, 2004, the Company had net income of $495,000 compared to $468,000 the three months ended December 31, 2003. Basic and diluted earnings per share increased to $0.28 and $0.27, respectively, for the three months ended December 31, 2004 compared to $0.24 for both basic and diluted earnings per share for the 2003 period. For the year ended December 31, 2004 net income was $1,796,000 compared to $2,332,000 for the 2003 twelve month period. Basic and diluted earnings per share were $0.97 and $0.95 for the year ended December 31, 2004 compared to $1.18 and $1.16, respectively, for basic and diluted earnings per share for the 2003 twelve-month period.

Net interest income decreased for the three-month period ending December 31, 2004 compared to the December 31, 2003. Amortization of purchase accounting adjustments reduced interest expense by $27,000 for the three months ended December 31, 2004 compared to a reduction of $126,000 for the 2003 three-month period. Interest rate spread decreased from 2.98% for the three-month period in 2003 to 2.85% for the 2004 three-month period. Noninterest income increased $75,000 to $190,000 for the three-month period ended December 31, 2004 compared to the three-months ended December 31, 2003 and noninterest expense increased $19,000 to $1,408,000 for the same comparable periods.

The decrease in net income for the twelve-month period was primarily attributable to a decrease in net interest income. Amortization of purchase accounting adjustments reduced interest expense by $107,000 for the 2004 twelve-month period compared to $503,000 during 2003 period. Also contributing to the decrease in net interest income was a decrease in interest rate spread from 2.98% for the twelve-month period ending December 31, 2003 to 2.88% for the comparable 2004 twelve-month period.

From December 31, 2003 to December 31, 2004, total assets decreased $4.7 million to $256.9 and net loans decreased $4.2 million to $217.1 million. During the same time frame, deposits decreased $1.7 million to $188.5 million. Shareholders’ equity decreased $2.1 million to $33.4 million at December 31, 2004. During the twelve-month period the Company repurchased 172,000 shares of common stock at a total cost of $3.1 million for an average cost of $17.95 per share.

The Company and Association are headquartered in Crawfordsville, Indiana with two branch offices in Crawfordsville and branch offices in Covington, Williamsport and Lafayette, Indiana.

The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Company’s investments and borrowers, changes in economic conditions in the Company’s market area, changes in policies of regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY (Unaudited)
Balance Sheet Data:	December 31,	December 31,
	2004	2003
Assets
Cash	$ 706	$ 785
Interest-bearing demand deposits	12,782	11,104
Cash and cash equivalents	13,488	11,889
Interest-bearing deposits	116	150
Investment securities available for sale	3,037	5,908
Investment securities held to maturity	152	494
Loans, net	217,056	221,230
Premises and equipment	4,180	4,628
Federal Home Loan Bank stock	3,721	3,556
Investment in limited partnership	2,184	2,215
Foreclosed assets and real estate held for development, net	1,623	1,348
Goodwill	2,393	2,393
Cash value life insurance	6,900	5,149
Other assets	2,049	2,617
Total assets	$ 256,899	$ 261,577

Liabilities
Deposits	$ 188,461	$ 190,192
Federal Home Loan Bank advances	32,908	33,814
Note payable	--	132
Other liabilities	2,093	1,909
Total liabilities	223,462	226,047

Shareholders' equity	33,437	35,530
Total liabilities and shareholders' equity	$ 256,899	$ 261,577

Book value per common share	$ 17.34	$ 16.92
Shares outstanding	1,928,000	2,100,000
Average equity to average assets	13.27%	13.26%
Allowance for loan losses to total loans	0.42%	0.55%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating Data:
Total interest and dividend income	$ 3,463	$ 3,558	$ 13,977	$ 15,481
Total interest expense	1,602	1,552	6,320	6,927
Net interest income	1,861	2,006	7,657	8,554
Provision (adjustment) for loan losses	(70)	60	103	238
Net interest income after provision (adjustment) for loan losses	1,931	1,946	7,554	8,316
Other income:
Service charges on deposit accounts	71	35	248	143
Equity in losses of limited partnership	(31)	(31)	(31)	(21)
Other	150	111	515	357
Total other income	190	115	732	479
Other expenses:
Salaries and employee benefits	803	816	3,121	2,859
Net occupancy expense and equipment expenses	168	153	655	612
Legal and professional fees	31	(1)	306	270
Data processing	92	95	410	393
Other	314	326	1,242	1,157
Total other expenses	1,408	1,389	5,734	5,291
Income before income taxes	713	672	2,552	3,504
Income taxes	218	204	756	1,172
Net income	$ 495	$ 468	$ 1,796	$ 2,332

Other Data:
Return on average assets	0.77%	0.71%	0.69%	0.85%
Return on average equity	5.92%	5.27%	5.19%	6.45%
Basic earnings per share	$ 0.28	$ 0.24	$ 0.97	$ 1.18
Diluted earnings per share	$ 0.27	$ 0.24	$ 0.95	$ 1.16
Cash dividends per common share	$ 0.15	$ 0.15	$ 0.60	$ 0.60